EXHIBIT 11

                       BROAD NATIONAL BANCORPORATION
                    COMPUTATION OF NET INCOME PER SHARE

                                                     Year Ended December 31,
                                               1995        1994      1993
                                                     (Dollars In Thousands,
                                                   Except Per Share Amounts)
PRIMARY:
 Average number of common shares
   outstanding                             2,950,074   2,876,570   2,836,051
  Assumed exercise of options
   outstanding                                51,492       3,786       1,375
 Average number of common shares and
   common share equivalents
   outstanding                             3,001,566   2,880,356   2,837,426

 Net income before cumulative
   effect of a change in accounting
   principle                              $4,419,660  $4,688,711  $2,050,649
 Less:  Cumulative Preferred Dividends       579,548     613,933     609,727
 Net income available to common
   shareholders before cumulative
   effect of a change in accounting
   principle                               3,840,112   4,074,778   1,440,922
 Cumulative effect of a change in
   accounting principle                            0           0   1,085,603
 Net income available to
   common shareholders                    $3,840,112  $4,074,778  $2,526,525

PRIMARY EARNINGS PER COMMON SHARE:
 Before cumulative effect of a change
   in accounting principle                $     1.28  $     1.41  $     0.50
 Cumulative effect of a change in
   accounting principle                         0.00        0.00        0.38
 Primary earnings per common share        $     1.28  $     1.41  $     0.88

ASSUMING FULL DILUTION:
 Average number of common shares
   outstanding                              2,950,074   2,876,570   2,836,051
 Assumed exercise of options outstanding       61,993      15,815       1,375
 Assumed conversion of preferred shares     1,292,095   1,358,546   1,302,116
 Adjusted average number of common
   shares outstanding                      $4,304,162   4,250,931   4,139,542
 Net income, before cumulative effect
   of a change in accounting principle     $4,419,660  $4,688,711  $2,050,649
 Cumulative effect of a change in
   accounting principle                             0           0   1,085,603
 Net income (loss)                         $4,419,660  $4,688,711  $3,136,252

FULLY DILUTED EARNINGS PER COMMON SHARE:
 Before cumulative effect of a change in
   accounting principle                    $     1.03  $     1.10  $     0.50
 Cumulative effect of a change in
   accounting principle                          0.00        0.00        0.27
 Fully diluted earnings per
   common share                            $     1.03  $     1.10  $     0.77